PRESIDENCY OF REPUBLIC
MINISTRY OF MINING, ENERGY
AND HYDRAULIC ENGINEERING,

REPREPUBLIC OF GUINEA
Labour- Justice-Solidarity

DECISION N°A 2009/_____________/ PR/ MMEH/ SGG
RENEWING THE MINES PROSPECTING PERMIT
N°A 2006/ 33478/ MMG/ SGG, ISSUED TO THE COMPAGNY GOLD RIVER OF AFRICA CORPORATION- GRAC-

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THE MINISTER

By Recommendation of the Mining Promotion and Development Centre:

- Considering the Communiqué N°001/ CNDD/ of December 23.2008, related to the effective power taking by the National Council for Democracy and Development (NCDD or CNDD);
- Considering the Law L- 95; 036: CTRN related to Mines prospecting code of the Republic of Guinea;
- Considering the Order N°006/ PRG/ CNDD of December 2008 related to the creation of the post of Prime Minister, Chief of Government;
- Considering the Order N°007/ PRG/ CNDD, related to the competence of Prime Minister Chief of Government;
- Considering the Order N°008/ PRG/ CNDD of December 2009 related to the appointment of the Prime Minister, Chief of Government;
- Considering the Order D/2009/ 001/ SGG/ CNDD of January 14.2009, related to the appointment of the members of Government;
- Considering the request of renewal of the mines prospecting research Permit drawn up by the Company GOLD RIVER OF AFRICA CORPORATION – GRAC- in date of July 07.2008

DECISION

Clause 1st: The Company GOLD RIVER OF AFRICA CORPORATION – GRAC- is given the authorisation in accordance with the present Order, to implement the first renewal of the mines prospecting research permit above mentioned is given for the same substances (Gold and Associated Minerals) and covering a superficies of 103 km/ sq in the Prefecture of Siguiri.

Clause 2nd: The validity duration of this permit is set to two (02) years. This permit is recoded in the Mines prospecting titles Register, open for that purpose at the Geological and Mining Information's Division of CPDM under the number N°A2009/ 106/ DIGM/ CPDM.

Clause 3rd: In according with the plan 1/ 200.000 of the document Siguiri (NC- 29- XXI) the thus renewed zone is defined by the following geographical coordinate's points.

Spots	North Latitude	West Longitude
A	11° 20' 37''	9° 39' 17''
B	11° 20' 37''	9° 33' 51''
C	11° 16' 20''	9° 36' 00''
D	11° 12' 00''	9° 36' 00''
E	11° 12' 00''	9° 39' 17''

Clause 4: Starting from the effective date of the present Title, the holder the Company GOLD the mining regulation in effect, her program of activity and the budget related to the research to be submitted as sons as possible for examination and approval to CPDM.
The beginning of the activity as well as the one of the execution of the budget must occur in the maximum delay of six (06) months, starting from the signing date of this permit. The holder, the Company GOLD RIVER OF AFRICA CORPORATION – GRAC- of this permit will make sure that the funds necessary to the normal and uninterrupted execution of the tasks will always be available in Guinea and useable for the above mentioned research project.
Clause 5: In accordance with clause 128 of the mining code the holder, of this permit is obliged to make a declaration beforehand to the National Direction of Mines Engineering one (01) month before the opening of the activities and three (03) months before their closing date.
Clause 6: in accordance with the provisions aimed at the clause 130 of the mining code, diring the validity of the present title, the holder, the Company GOLD RIVER OF AFRICA CORPORATION – GRAC- is subject to the following obligations:

- To provide CPDM the monthly activities and quarterly financial reports in five (05) copies;
- To let CPDM know about all other substance during the works of research;
- To let the follow up research activities be done by the Geological control Division of the National Direction of Geology.

Clause 7: Based on this permit the obligation of its older the Company GOLD RIVER OF AFRICA CORPORATION – GRAC-, connected to the respect of the health regulation and the security of the workers, to the preservation of the environment and the restore of activities affected zones are decided in accordance with the conditions stated in the clauses 16, 132, 133,134 and 135 of the mining code and with the conditions stated in the clauses 20,60,69 of the environment code.
Clause 8: In case that the economical exploitation of several mining ores is made evident and at the request of holder of the company, one (01) or several exploitation permits will be delivered in according with mining regulation in vigour.
Clause 9: Beside the above mentioned dispositions, the holder of the present permit is subject to the payment of:

- ❖ the fixed –price instruction fees according to the joint Order N° A 2008 3765/ MEF-MMG/ SGG of October 10.2008 to five hundred (500) US dollars per permit, UU$ 500 five hundred to be disbursed to the CPDM.
- ❖ A stamp right set in according as directed by the joint order N° A 2008 3765/ MEF-MMG- SGG of October 10.2008 at fifty three (53) US dollars per km/sq, say in total five thousand four hundred fifty nine US dollars (U$S 5459), to be deposited to the Public Treasure account.
- ❖ An annual tax per superficies set as directed by be joint order N° A 2008/ 3765/MEF/MMG/ SGG of October 10.2008 to fifteen US dollars per km/sq ((US$ 15 year), say in total one thousand five hundred forty five (1545) US dollars to be disburses in the implantation zone of the above mentioned research permit. Five certified copies of the payment receipt must compulsorily be given to CPDM office for registration.

Clause 10: A suspension of rights and taxes connected to the importation of the equipment and the prospecting material will be given to holder of GOLD RIVER OF AFRICA CORPORATION – GRAC- Company, in agreement with the economics and finance ministry. The list of the equipment and material will be given to CPDM for need of technical advice.
Clause 11: Before expiring of the period for which this research permit has been renewed, the mining administration may put an end to it at the following conditions:

The non respect by the holder GOLD RIVER OF AFRICA CORPORATION – GRAC-Company, to the obligations incumbent on her by the virtue of the above 4, 5,6, 7 and 9.
The other reasons of disqualification stated in the clauses 60 and 61 of the mining code for execution of which a written warning will not have the expected effect in sixty (60) days.
Clause 12: The Mining Promotion Development Centre, the National Mining Direction, the National Direction of Geology, Regional Mining Inspection of Kankan, the mines section of quarries of Siguiri are individually in charge oof the application of the present decision.
Clause 13: this Decision which takes effect starting from the date of its singing will be recorded and published in the official journal of the Republic.

Conakry, ...2009

TO BE ISSUED ALSO TO

PRG/ SGG..4
PM 2
MEF..2
MMG..4
CPDM..3
DMM..3
DNG...2
IRM/ KANKAN.................................2
PREF/ SMG/SIGUIRI........................2
INTERESTED....................................2
JO...2/28